Exhibit 99.1

Tredegar Corporation Corporate Communications 1100 Boulders Parkway Richmond, Virginia 23225 E-mail: invest@tredegar.com Website: www.tredegar.com	Contact: Neill Bellamy Phone: 804/330-1211 Fax: 804/330-1777 E-mail: neill.bellamy@tredegar.com

FOR IMMEDIATE RELEASE

TREDEGAR CORPORATION ANNOUNCES AGREEMENT TO ACQUIRE ALUMINUM EXTRUDER FUTURA INDUSTRIES

RICHMOND, Va., February 1, 2017 – Tredegar Corporation (NYSE:TG) announced today that its subsidiary, The William L. Bonnell Company, Inc. (“Bonnell Aluminum”), has agreed to acquire 100% of the equity interests of Futura Industries Corporation (“Futura”) on a net debt-free basis for approximately $92 million.  The acquisition, which will be funded using Tredegar’s existing revolving credit facility and treated as an asset purchase for U.S. federal income tax purposes, is expected to be immediately accretive to Tredegar’s consolidated ongoing earnings.  Closing of the transaction is expected by mid-February.

Futura, headquartered in Clearfield, Utah with a national sales presence and particular strength in the western U.S., designs and manufactures a wide range of extruded aluminum products for a number of industries and end markets, including branded flooring trims and TSLOTS, as well as OEM components for truck grills, solar panels, fitness equipment and other applications.  Futura has approximately 350 employees and preliminary EBITDA (earnings before interest, taxes, depreciation and amortization) for 2016 of $13.6 million.  For additional information, please visit www.futuraind.com.

Commenting on the acquisition, John Gottwald, Tredegar’s President and CEO, said, “The addition of Futura to our aluminum extrusions business strengthens us on all fronts.  Futura has an excellent management team that is very focused on customer satisfaction.  Their strong market position in value-added segments in the western U.S. complements Bonnell very nicely.”

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TREDEGAR AGREES TO PURCHASE FUTURA, page 2

About Tredegar Corporation

Tredegar Corporation is a manufacturer of plastic films and aluminum extrusions.  A global company headquartered in Richmond, Virginia, Tredegar had 2015 sales of $896 million.  With approximately 2,800 employees, the company operates manufacturing facilities in North America, South America, Europe, and Asia.

Forward-Looking and Cautionary Statements

Some of the information contained in this press release may constitute “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. When Tredegar uses the words “believe,” “estimate,” “anticipate,” “expect,” “project,” “likely,” “may” and similar expressions, it does so to identify forward-looking statements.  Such statements are based on Tredegar’s then current expectations and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those addressed in the forward-looking statements.  It is possible that actual results and financial condition may differ, possibly materially, from the anticipated results and financial condition indicated in or implied by these forward-looking statements.  Accordingly, you should not place undue reliance on these forward-looking statements.  Factors that could cause actual results to differ from expectations include, without limitation, the following:  the ability to integrate Futura’s operations as expected and within the expected timeframe; possible disruptions to customer and employee relationships and business operations caused by the transaction; the ability to achieve the levels of revenue, profit, productivity, or otherwise perform as Tredegar expects; the assumption of unanticipated liabilities and contingencies; the ability to achieve anticipated operational improvements; and the other factors discussed in the reports Tredegar files with or furnishes to the Securities and Exchange Commission (the “SEC”) from time to time, including the risks and important factors set forth in additional detail in “Risk Factors” in Part II, Item 5 of Tredegar’s Quarterly Report on Form 10-Q for the period ended September 30, 3016 and in Part I, Item 1A of Tredegar’s 2015 Annual Report on Form 10-K/A filed with the SEC. Readers are urged to review and consider carefully the disclosures Tredegar makes in its filings with the SEC.

Tredegar does not undertake, and expressly disclaims any duty, to update any forward-looking statement made in this press release to reflect any change in management’s expectations or any change in conditions, assumptions or circumstances on which such statements are based, except as required by applicable law.

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